Exhibit 99.1

Insituform Technologies, Inc. Reports Second Quarter 2007 Results

Chesterfield, MO - July 26, 2007 - Insituform Technologies, Inc. (Nasdaq Global Select Market: INSU) today reported second quarter net income of $3.2 million, or $0.12 per diluted share, down from $5.5 million, or $0.20 per diluted share, earned in the year-earlier quarter.

For the first six months of 2007, net income decreased $20.6 million, or 241.3%, to a loss of $(12.1) million, or $(0.44) per diluted share, from a profit of $8.5 million, or $0.31 per diluted share, in the first six months of 2006. The year-to-date 2007 results reflect after-tax charges of $11.8 million, or $(0.43) per diluted share, from the closure of the Company’s tunneling operation recorded in the first quarter of 2007.

Thomas S. Rooney, Jr., President and Chief Executive Officer commented, "We continue to experience difficult U.S. sewer market conditions, which we do not foresee changing over the near-term. However, our international markets, including Canada, along with our Tite Liner® business continue to help counter these effects.  We are taking steps to rationalize our field operations in the U.S. to protect profitability going forward. We are making strides in pursuing our global growth opportunities in sewer, water, oil and mining pipe rehabilitation. Our visibility into the global potential for these markets is increasing every day. While we continue to weather tough U.S. market conditions, we believe we are positioning ourselves strategically to achieve profitable growth in the future."

In the second quarter of 2007, consolidated revenues decreased $9.5 million, or 6.2%, to $144.7 million compared to the second quarter of 2006. The consolidated results were negatively impacted by the continued weakness in the U.S. sewer rehabilitation market, and to a lesser extent, the Tite Liner® segment. This was somewhat offset by increased revenues in the tunneling segment as the Company worked to complete outstanding tunneling projects.

Consolidated gross profit for the second quarter of 2007 decreased by $4.2 million, or 12.2%, from the same period in 2006. Gross profit was primarily impacted by the decline in revenues and margins in the U.S. sewer rehabilitation business. In recent quarters, the Company also has experienced a larger percentage of smaller-diameter installation projects in the U.S. marketplace. This trend also contributed to lower revenues and lower margins during the second quarter and first half of 2007.

Operating expenses in the second quarter of 2007 decreased $1.2 million, or 4.8%, to $24.6 million from $25.9 million in the same period in 2006, due primarily to decreases in field support expenses in rehabilitation as a result of restructuring efforts and in tunneling due to the previously announced shutdown of the operation. Offsetting this trend were increased expenses related to investments in growth opportunities internationally, particularly in Eastern Europe and Asia, along with Insituform Blue™, the Company’s potable water pipeline rehabilitation division.

Consolidated revenues decreased $22.1 million, or 7.4%, in the first six months of 2007 to $275.7 million compared to $297.8 million in the same period of 2006. Gross profit decreased 19.5% to $50.5 million from $62.7 million in the first six months of 2006. The principal drivers of lower revenue and gross profit were the same as those described above for the second quarter of 2007.

Operating expenses increased $17.9 million, or 36.8%, to $66.7 million in the first six months of 2007 compared to $48.8 million in the same period of 2006. Operating income decreased $30.2 million, or 216.4%, to a loss of $(16.2) million from income of $14.0 million in the first six months of 2006. Excluding the $16.8 million charge related to the tunneling business closure, operating expenses increased only $1.1 million, or 2.3%, to $49.9 million, while operating income decreased $13.4 million, or 95.7%, to $0.6 million. The sewer rehabilitation operations have a high level of fixed costs.  As a result of the drop in revenue and gross profit, operating income decreased measurably.

Continued weakness in the U.S. rehabilitation market resulted in a $10.9 million, or 8.7%, decline year over year in second quarter revenues in the rehabilitation segment. As discussed in the first quarter of 2007, the sewer rehabilitation market has experienced a significant softening in the United States over the last several quarters. Canada, Europe and other international markets experienced growth during the quarter.

Gross profit in the rehabilitation segment decreased by $5.6 million, or 19.3%, to $23.5 million in the second quarter of 2007 compared to the second quarter of 2006. Substantially all of this decrease came from lower revenues in the U.S. rehabilitation business.

Operating income in the rehabilitation segment declined $4.8 million, or 65.6%, to $2.5 million in the second quarter of 2007 compared to the year-ago quarter due to lower gross profit, offset by lower operating expenses.

For the first six months of 2007, revenues in the rehabilitation segment decreased by $19.3 million, or 8.1%, to $217.6 million from $236.9 million in the same period of 2006. Gross profit decreased $15.6 million, or 28.5%, to $39.0 million and operating income in the rehabilitation segment decreased $17.4 million to an operating loss of $(3.6) million, versus operating income of $13.7 million for the first months six months of 2006. These decreases were principally due to the same factors affecting the second quarter 2007 results, while the effects of operating leverage were more dramatic in the first quarter of 2007.

Tite Liner®’s revenues declined in the second quarter of 2007 by 26.4% to $10.7 million from $14.5 million in the second quarter of 2006. The primary drivers for this decrease were a $2.3 million decrease in revenues from South American operations in the second quarter of 2007 compared to the second quarter of 2006, and, to a lesser extent, a $1.2 million decrease in Canadian operations over the same period. Both of these markets experienced significant growth in 2006 and have recently seen a short-term lull in project activity.  However, prospects in these markets, as well as other global opportunities, remain very strong.

Gross profit in the Tite Liner® segment decreased 4.4% to $4.5 million in the second quarter of 2007 from $4.7 million in the second quarter of 2006, due to lower revenues discussed above, partially offset by higher profit margins. Tite Liner®’s stronger margins resulted from improved pricing and efficiencies gained throughout the last two years. Tite Liner®’s 42.2% gross profit margin in the second quarter of 2007 compared favorably to the 32.5% gross profit margin in the second quarter of 2006.

Tite Liner®’s operating income was $2.8 million in the second quarter of 2007, a 6.6% decrease from the second quarter of 2006. The lower gross profit was partially offset by slightly lower operating expenses.

For the first six months of 2007, revenues in the Tite Liner® segment declined $4.7 million, or 17.4%, to $22.3 million from $27.0 million in the prior year period. Gross profit totaled $9.5 million compared to $8.7 million in the same period of 2006. Operating income was $6.2 million and $5.4 million in the first six months of 2007 and 2006, respectively.

The tunneling segment experienced higher revenues in the second quarter of 2007 compared to the second quarter of 2006 as the number of ongoing projects increased year over year. Revenues during the quarter were 36.5% higher at $19.7 million, from $14.5 million in the second quarter of 2006 after several quarters of decline.

Tunneling’s gross profit in the second quarter of 2007 was $1.8 million compared to $0.2 million in the second quarter of 2006. The increase in gross profit year over year was primarily due to increased revenues and lower underutilized equipment costs, as the Company recorded impairment charges in the first quarter of 2007 related to fixed assets and equipment operating leases, and lower depreciation and lease expenses in the second quarter.

Operating expenses in the tunneling segment decreased $0.4 million, or 15.9%, in the second quarter of 2007 compared to the same period in 2006 due to reductions in administrative staffing and related costs to adjust to a lower operating base. Tunneling’s operating loss narrowed by $2.0 million in the second quarter of 2007 compared to the second quarter of 2006 due primarily to the factors mentioned above.

The same factors impacted tunneling’s revenues in the first six months of 2007, as revenues increased to $35.7 million from $33.8 million in the first six months of 2006. Tunneling’s gross profit was $2.0 million in the first six months of 2007 compared to a gross loss of $(0.5) million in the same period of 2006. Tunneling’s operating loss in the first six months of 2007 was $(18.8) million, which included $16.8 million of previously disclosed pre-tax closure costs. The operating loss without these charges was $(2.0) million, down from $(5.1) million in the same period in 2006.

In the first quarter of 2007, the Company made the decision to exit the tunneling business and to seek buyers for the on-going operation or its assets. As a result of this decision, the Company recognized certain cash and non-cash pre-tax charges of $16.8 million in the first quarter of 2007. During the second quarter, no additional cash or non-cash charges were recorded. Management continues to anticipate a total of approximately $21.0 million of cash and non-cash pre-tax charges to be recognized in 2007 as a result of the closure of the tunneling operation. During the second quarter of 2007, a number of potential buyers expressed interest in the business and its assets. However, there are no assurances that a suitable buyer or buyers will be identified or that the amount of cash anticipated will be generated.

Unrestricted cash decreased to $73.8 million at June 30, 2007 from $79.7 million at March 31, 2007 and $96.4 million at December 31, 2006. Cash used by operating activities was $4.5 million in the first six months of 2007, as compared to cash provided by operating activities of $18.2 million in the first six months of 2006. The $4.5 million cash usage was primarily due to a net loss for the first six months of 2007 as well as changes in operating assets and liabilities. Cash flow from operations was $18.2 million in the first six months of 2006. Cash used by investing activities was $8.9 million, consisting mainly of capital expenditures of $10.2 million offset by proceeds from sales of fixed assets of $1.3 million in the first six months of 2007. In the prior-year period, cash used in investing activities was $6.3 million, including $8.6 million of capital expenditures offset by proceeds from sales of fixed assets of $0.9 million and $1.4 million provided by the liquidation of a life insurance cash surrender value. The $1.7 million increase in capital expenditures primarily related to the remodeling of an existing facility to become our new corporate headquarters in Chesterfield, Missouri. In the first six months of 2007, cash used in financing activities was $15.1 million and consisted of a $15.8 million annual principal payment on our long-term debt, partially offset by proceeds from the issuance of common stock upon stock option exercises of $1.1 million.

Total contract backlog was $240.6 million at June 30, 2007 compared to $262.3 million at March 31, 2007 and $272.5 million at June 30, 2006. Contract backlog excluding tunneling was $205.6 million at June 30, 2007 compared to $201.7 million at March 31, 2007 and $202.4 million at June 30, 2006.

Backlog in the rehabilitation segment increased by 3.2%, or $5.9 million, to $193.1 million at June 30, 2007 compared to $187.2 million at March 31, 2007, reflecting a slight improvement in both the United States and Europe.

Tite Liner®’s contract backlog decreased $2.0 million, or 13.8%, to $12.5 million at June 30, 2007 from $14.5 million at March 31, 2007 due to somewhat lower project activity in Canada and South America in the past quarter.

Tunneling backlog decreased $25.6 million to $35.0 million at June 30, 2007 from $60.6 million at March 31, 2007. Management continues to believe that all of the backlog in the tunneling segment will be completed by mid-year 2008, with the vast majority of the work to be completed in 2007.

Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging and disruption.  More information about the Company can be found on its Internet site at www.insituform.com.

This news release contains various forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) that are based on information currently available to the management of Insituform Technologies, Inc. and on management’s beliefs and assumptions. When used in this document, the words "anticipate," "estimate," "believe," "plan," and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Such statements are subject to risks and uncertainties and the Company’s actual results may vary materially from those anticipated, estimated or projected due to a number of factors. Such factors include the competitive environment for its products and services, the availability and pricing of raw materials used in its operations, increased competition upon expiration of its patents or the inadequacy of one or more of its patents to protect its operations, the geographical distribution and mix of its work, the Company’s ability to attract business at acceptable margins, the strength of its marketing and sales skills, foreseeable and unforeseeable issues in projects that make it difficult or impossible to meet projected margins, the timely award or cancellation of projects, the Company’s ability to maintain adequate insurance coverage for its business activities, political circumstances impeding the progress of work, the Company’s ability to remain in compliance with the financial covenants included in its financing documents, the regulatory environment, weather conditions, the outcome of its pending litigation, the Company’s ability to enter new markets and implement its global growth initiatives, the accuracy of the Company’s current estimates of aggregate fair value of the tunneling segment's fixed assets that will be realizable in sales transactions, the accuracy of the Company’s current projections of the cash costs of lease termination or buyout payments, employee retention incentives and severance benefits and other shutdown expenses, the Company’s ability to complete the tunneling segment's existing contracts on a timely and profitable basis, the Company’s ability to redeploy net value of the tunneling segment's fixed assets into the Company’s rehabilitation and Tite Liner® business segments on an efficient and profitable basis and other factors set forth in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time. We do not assume a duty to update forward-looking statements. Please use caution and do not place reliance on forward-looking statements.

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands, except per share amounts)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$144,708	$154,201	$275,656	$297,765
Cost of revenues	114,814	120,140	225,192	235,039
Gross profit	29,894	34,061	50,464	62,726
Operating expenses	24,640	25,876	49,868	48,763
Costs of closure
of tunneling operation	--	--	16,843	--
Operating income (loss)	5,254	8,185	(16,247)	13,963
Other (expense) income:
Interest expense	(1,315)	(1,617)	(2,808)	(3,427)
Interest income	710	1,262	1,659	1,780
Other	(87)	306	654	439
Total other expense	(692)	(49)	(495)	(1,208)
Income (loss) before taxes
on income (loss)	4,562	8,136	(16,742)	12,755
Taxes on income (tax benefit)	1,268	2,807	(5,114)	4,400
Income (loss) before minority
interests and equity in
earnings (losses)	3,294	5,329	(11,628)	8,355
Minority interests	(84)	(98)	(132)	(125)
Equity in earnings (losses)
of affiliated companies	(14)	284	(320)	318
Net income (loss)	3,196	5,515	(12,080)	8,548

Basic earnings (loss)
per share:	$0.12	$0.20	$(0.44)	$0.32

Diluted earnings (loss)
per share:	0.12	0.20	(0.44)	0.31

Weighted-average common
shares – basic	27,281	27,060	27,268	26,990
Weighted-average common
and equivalent shares -
diluted	27,550	27,489	27,268	27,479

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
SEGMENT DATA	2007	2006	2007		2006
Revenues
Rehabilitation	$114,281	$125,218	$217,601		$236,876
Tunneling	19,739	14,458	35,706		33,842
Tite Liner®	10,688	14,525	22,349		27,047
Total revenues	$144,708	$154,201	$275,656		$297,765

Gross profit (loss)
Rehabilitation	$23,536	$29,174	$38,953		$54,508
Tunneling	1,844	166	2,032		(450)
Tite Liner®	4,514	4,721	9,479		8,668
Total gross profit	$29,894	$34,061	$50,464		$62,726

Operating income (loss)
Rehabilitation	$2,505	$7,275	$(3,616)		$13,736
Tunneling	(58)	(2,094)	(18,793	)(1)	(5,123)
Tite Liner®	2,807	3,004	6,162		5,350
Total operating income (loss)	$5,254	$8,185	$(16,247	)(1)	$13,963

_____________________

(1)  Includes $16.8 million of charges associated with the closure of the tunneling business.

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED CONDENSED BALANCE SHEETS
(in thousands)

ASSETS	June 30, 2007 (unaudited)	December 31, 2006
CURRENT ASSETS
Cash and cash equivalents	$73,836	$96,393
Restricted cash	2,126	934
Receivables, net	81,295	90,678
Retainage	34,622	37,193
Costs and estimated earnings
in excess of billings	53,482	41,512
Inventories	19,386	17,665
Prepaid expenses and other assets	31,184	25,989
TOTAL CURRENT ASSETS	295,931	310,364
PROPERTY, PLANT AND EQUIPMENT,
less accumulated depreciation	90,462	90,453
OTHER ASSETS
Goodwill	122,619	131,540
Other assets	20,726	17,712
TOTAL OTHER ASSETS	143,345	149,252

TOTAL ASSETS	$529,738	$550,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Current maturities of long-term
debt and line of credit	$564	$16,814
Accounts payable and accrued
expenses	105,261	107,320
Billings in excess of costs
and estimated earnings	11,503	12,371
TOTAL CURRENT LIABILITIES	117,328	136,505
LONG-TERM DEBT, less current
maturities	65,001	65,046
OTHER LIABILITIES	8,849	7,726
TOTAL LIABILITIES	191,178	209,277
MINORITY INTERESTS	2,348	2,181
TOTAL STOCKHOLDERS’ EQUITY	336,212	338,611

TOTAL LIABILITIES AND
STOCKHOLDERS’ EQUITY	$529,738	$550,069

INSITUFORM TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	For the Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income (loss)	$(12,080)	$8,548
Adjustments to reconcile to net cash
provided (used) by operating activities:
Depreciation	8,901	9,790
Amortization	264	632
Deferred income taxes	(6,696)	(2,467)
Equity-based compensation expense	3,207	2,794
Non-cash charges associated with closure
of tunneling business	11,955	-
Other	(561)	1,317
Change in restricted cash related to
operating activities	(1,174)	(1,531)
Changes in operating assets and liabilities	(8,356)	(847)
Net cash provided (used) by operating activities	(4,540)	18,236
Cash flows from investing activities:
Capital expenditures	(10,244)	(8,572)
Proceeds from sale of fixed assets	1,313	850
Liquidation of life insurance
cash surrender value	-	1,423
Net cash used in investing activities	(8,931)	(6,299)
Cash flows from financing activities:
Proceeds from issuance of common stock
and exercise of stock options	1,080	3,779
Additional tax benefit from stock option
exercises recorded in additional paid in
capital	129	1,357
Proceeds from notes payable	685	843
Principal payments on notes payable	(1,212)	(2,787)
Proceeds on line of credit	5,000	-
Payments on line of credit	(5,000)	-
Principal payments on long-term debt	(15,768)	(15,726)
Deferred financing charges paid	-	(103)
Net cash provided (used) by financing
activities	(15,086)	(12,637)
Effect of exchange rate on cash	6,000	1,201
Net increase (decrease) in cash and cash
equivalents for the period	(22,557)	501
Cash and cash equivalents,
beginning of period	96,393	77,069
Cash and cash equivalents, end of period	73,836	77,570

CONTACT:	Insituform Technologies, Inc.
David A. Martin, Vice President and Controller
(636) 530-8000